Exhibit 99.1

Date:	October 30, 2014
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

- Solid third quarter results reported and strong fourth quarter expected -

- Full year 2014 Adjusted income from continuing operations per share guidance increased -

-  Conference call at 8:30 a.m. ET on October 30, 2014 -

East Rutherford, NJ – October 30, 2014 – Cambrex Corporation (NYSE: CBM) reports results for the third quarter ended September 30, 2014.

Highlights

-	Third quarter sales increased 4.0% to $81.1 million from $78.0 million in the same period last year.

-	Third quarter EBITDA increased 6.5% to $18.1 million compared to $17.0 million in the same period last year (see table at the end of this release).

-	Debt, net of cash, improved $21.1 million during the third quarter to $33.5 million.

-	Company continues to expect full year 2014 sales, excluding the impact of foreign currency, to grow between 13% and 16% from 2013, and full year EBITDA to be between $74 and $78 million. Adjusted income from continuing operations is now expected to be between $1.11 and $1.19 per share, a $0.04 increase at both the low and high ends of the range (see Financial Expectations – Continuing Operations section below).

“We continue to be very pleased with the positive trends in our business and expect a very strong fourth quarter,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.  “During the third quarter, we added two new late stage clinical products to our portfolio and two of our customers’ products in that portfolio were approved for commercial sale.  Demand across all of our product categories remains strong, particularly in custom manufacturing and controlled substances.  Utilization of our large scale assets in both the U.S. and Europe continues to grow as pharmaceutical customers increasingly seek out high quality manufacturers like Cambrex.  Our current view suggests we will maintain our positive momentum with strong expected growth in 2015.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Third Quarter 2014 Operating Results – Continuing Operations

Sales were $81.1 million for the quarter, compared to $78.0 million in the same period last year, representing a 4.0% increase, including the unfavorable impact of foreign exchange of 1.0%. The Company recorded sales increases in most of its product categories, with strong growth in certain branded APIs and controlled substances.  Pricing was flat compared to the third quarter last year.

Gross margins increased to 35.0% from 32.0% compared to the same period last year.  This increase was primarily due to a favorable mix of products, proceeds from an insurance settlement, improved production efficiencies and a favorable currency impact.

Selling, general and administrative expenses were $12.5 million compared to $11.1 million in the same period last year.  The increase was mainly due to higher personnel expenses.

Research and development expenses were $3.8 million compared to $2.6 million in the same period last year.  The increase was primarily the result of increased personnel costs required to develop an increased number of products in the R&D pipeline.

Operating profit increased to $12.0 million from $11.3 million in the same period last year.  The increase in operating profit was primarily the result of higher gross profit partially offset by higher operating expenses.  EBITDA was $18.1 million compared to $17.0 million in the same period last year.

The provision for income taxes was $2.5 million and included a benefit of $0.8 million for a partial reversal of a valuation allowance against certain U.S. tax assets.  Excluding the impact of this benefit, the effective tax rate would have been 29.4% during the quarter compared to 37.7% in the same period last year.

Income from continuing operations was $8.9 million or $0.28 per share compared to $6.3 million or $0.20 per share in the same period last year.  Adjusted income from continuing operations was $8.8 million or $0.28 per share, compared to $7.1 million or $0.23 per share, respectively, in the same period last year (see table at the end of this release).

Capital expenditures and depreciation were $7.2 million and $5.9 million, respectively, compared to $6.2 million and $5.7 million, respectively, in the same period last year.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2014 financial performance versus its expectations from the previous quarter.

	Current Expectations	Previous Expectations

Gross sales increase	13% - 16%	13% - 16%

Adjusted EBITDA	$74 - $78 million	$74 - $78 million

Adjusted income from continuing operations per share	$1.11 - $1.19	$1.07 - $1.15

Reduction of debt, net of cash	$25 - $30 million	$25 - $30 million

Capital expenditures	$35 - $39 million	$35 - $39 million

Depreciation	$24 - $25 million	$25 - $27 million

Effective tax rate	33% - 36%	33% - 36%

Consistent with prior guidance for the full year 2014, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes and do not reflect Zenara’s results.  Sales expectations exclude the impact of foreign currency.  Adjusted EBITDA and Adjusted income from continuing operations per share are computed on a basis consistent with the reconciliation of the year to date results in the tables at the end of this release.

The Company increased its guidance for full year 2014 Adjusted income from continuing operations by $0.04 per share at both the low and high ends of the range due to lower estimates of depreciation and interest expense for 2014.  Depreciation was adjusted downward due to later than expected timing of certain assets being placed in service and foreign currency impact.  Interest expense was adjusted downward due to lower than expected interest rates.

We expect Zenara to generate low to mid single digit millions in revenues and a small EBITDA loss in 2014.  As previously announced, the Company purchased all previously unowned shares in Zenara Pharma and as such, has consolidated Zenara’s results from the purchase date of May 23, 2014 in its 2014 results. The Company’s EBITDA expectations for Zenara do not include a loss of $4.1 million recorded in the second quarter of 2014 related to the purchase of the previously unowned shares of Zenara.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

The Company expects to reduce the valuation allowance against certain U.S. tax assets by approximately $17.2 million for the full year 2014, which would reduce tax expense accordingly. The valuation allowance released for the third quarter and year to date periods was $0.8 million and $15.2 million, respectively.  The actual amount of the reduction in the valuation allowance may be higher or lower depending on the amount and type of U.S. income during the rest of the year. The full year effective tax rate included in the table above excludes this benefit and the impact of the purchase of the remaining Zenara shares.  The Company expects to pay only a small amount of cash taxes in the U.S. during the year. The tax rate and amount of cash taxes paid will be sensitive to the geographic mix of income, and quarterly effective tax rates may be volatile.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s third quarter 2014 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s third quarter 2014 results will begin at 8:30 a.m. Eastern Time on Thursday, October 30, 2014 and can be accessed by calling 1-800-505-9568 for domestic and +1-416-204-9271 for international.  Please use the passcode 6387777 and call approximately 10 minutes prior to the start time.  A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Thursday, November 6, 2014 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the passcode 6387777 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” and those attributed to our President and Chief Executive Officer in this document.  These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2013, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of our customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, changes in foreign exchange rates, uncollectible receivables, the timing of orders and the Company’s ability to meet its production plan and its customer delivery schedules, particularly during the fourth quarter of 2014, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the Forward-Looking Statement sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures.  The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the tables at the end of this release.   Other companies may have a different definition of EBITDA and Adjusted Income from Continuing Operations, therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA and Adjusted Income from Continuing Operations should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends.  Cambrex also believes EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended September 30, 2014 and 2013
(in thousands, except per-share data)

	2014		2013
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$81,145		$77,992
Commissions, Allowances and Rebates	504		547
Net Sales	80,641		77,445

Other Revenue	659		7

Net Revenues	81,300		77,452

Cost of Goods Sold	52,894	65.2%	52,486	67.3%

Gross Profit	28,406	35.0%	24,966	32.0%

Operating Expenses
Selling, General and Administrative Expenses	12,541	15.5%	11,128	14.3%
Research and Development Expenses	3,839	4.7%	2,588	3.3%
Total Operating Expenses	16,380	20.2%	13,716	17.6%

Operating Profit	12,026	14.8%	11,250	14.4%

Other Expenses:
Interest Expense, Net	570		664
Equity in Losses of Partially-Owned Affiliates	-		508
Other Expenses, Net	37		5

Income Before Income Taxes	11,419	14.1%	10,073	12.9%

Provision for Income Taxes	2,537		3,799

Income from Continuing Operations	$8,882	10.9%	$6,274	8.0%

Loss from Discontinued Operations, Net of Tax	(113)		(2,700)

Net Income	$8,769	10.8%	$3,574	4.6%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.29		$0.21
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.09)
Net Income	$0.28		$0.12

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.28		$0.20
Loss from Discontinued Operations, Net of Tax	$(0.00)		$(0.08)
Net Income	$0.28		$0.12

Weighted Average Shares Outstanding
Basic	30,801		30,184
Diluted	31,599		31,052

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Nine Months Ended September 30, 2014 and 2013
(in thousands, except per-share data)

	2014		2013
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$245,309		$214,201
Commissions, Allowances and Rebates	1,678		775
Net Sales	243,631		213,426

Other Revenue	1,667		1,714

Net Revenues	245,298		215,140

Cost of Goods Sold	166,899	68.0%	146,174	68.2%

Gross Profit	78,399	32.0%	68,966	32.2%

Operating Expenses
Selling, General and Administrative Expenses	38,734	15.8%	32,854	15.3%
Research and Development Expenses	9,945	4.1%	7,547	3.5%
Total Operating Expenses	48,679	19.8%	40,401	18.9%

Gain on Sale of Office Building	-	0.0%	4,680	2.2%

Operating Profit	29,720	12.1%	33,245	15.5%

Other Expenses:
Interest Expense, Net	1,635		1,647
Equity in Losses of Partially-Owned Affiliates	4,618		1,657
Other Expenses, Net	16		11

Income Before Income Taxes	23,451	9.6%	29,930	14.0%

(Benefit)/Provision for Income Taxes	(6,424)		9,095

Income from Continuing Operations	$29,875	12.2%	$20,835	9.7%

Loss from Discontinued Operations, Net of Tax	(457)		(3,819)

Net Income	$29,418	12.0%	$17,016	7.9%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.97		$0.69
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.12)
Net Income	$0.96		$0.57

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.95		$0.67
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.12)
Net Income	$0.93		$0.55

Weighted Average Shares Outstanding
Basic	30,665		30,081
Diluted	31,486		30,938

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of September 30, 2014 and December 31, 2013
(in thousands)

	September 30,	December 31,
Assets	2014	2013

Cash and Cash Equivalents	$26,505	$22,745
Trade Receivables, Net	45,642	71,276
Other Receivables	11,873	12,943
Inventories, Net	101,405	89,965
Prepaid Expenses and Other Current Assets	8,977	5,631
Total Current Assets	194,402	202,560

Property, Plant and Equipment, Net	162,269	171,966
Goodwill	45,108	38,670
Intangible Assets, Net	8,908	4,011
Investments in and Advances to Partially-Owned Affiliates	788	13,364
Deferred Income Taxes	27,830	19,799
Other Non-Current Assets	5,027	7,667

Total Assets	$444,332	$458,037

Liabilities and Stockholders' Equity

Accounts Payable	$34,004	$29,052
Deferred Revenue	11,787	20,121
Accrued Expenses and Other Current Liabilities	43,510	48,098
Total Current Liabilities	89,301	97,271

Long-Term Debt	60,000	79,250
Deferred Income Taxes	11,533	12,835
Accrued Pension Benefits	34,634	40,123
Other Non-Current Liabilities	16,459	18,338

Total Liabilities	$211,927	$247,817

Stockholders’ Equity	$232,405	$210,220

Total Liabilities and Stockholders’ Equity	$444,332	$458,037

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2014 and 2013
(in thousands)

	Third Quarter 2014	Third Quarter 2013

Operating Profit	$12,026	$11,250

Depreciation and Amortization	6,066	5,745

EBITDA	$18,092	$16,995

	Nine Months 2014	Nine Months 2013

Operating Profit	$29,720	$33,245

Gain on Sale of Office Building	-	(4,680)

Adjusted Operating Profit	29,720	28,565

Depreciation and Amortization	17,915	16,631

Adjusted EBITDA	$47,635	$45,196

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2014 and 2013
(in thousands)

	Third Quarter 2014		Third Quarter 2013
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$8,882	$0.28	$6,274	$0.20

Stock-Based Compensation, Net of Tax [1]	609	0.02	573	0.02
Amortization of Purchased Intangibles	182	0.01	270	0.01
Release of Valuation Allowance	(824)	(0.03)	-	-

Adjusted Income from Continuing Operations	$8,849	$0.28	$7,117	$0.23

	Nine Months 2014		Nine Months 2013
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$29,875	$0.95	$20,835	$0.67

Stock-Based Compensation, Net of Tax [1]	2,273	0.07	1,940	0.06
Loss on Acquisition of Zenara Shares	4,122	0.13	-	-
Gain on Sale of Office Building, Net of Tax	-	-	(3,173)	(0.10)
Amortization of Purchased Intangibles	687	0.02	873	0.03
Release of Valuation Allowance	(15,183)	(0.48)	-	-
Changes in Tax Laws	-	-	(1,271)	(0.04)

Adjusted Income from Continuing Operations	$21,774	$0.69	$19,204	$0.62

1   Tax rate estimated at 35% for stock-based compensation.

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com